EXHIBIT NO. 10

August 28, 2006

Re:                             Micro Component Technology, Inc.:
Offer to Reduce Note Conversion Price

Dear                                   :

A.            Introduction

This letter is a revised offer by Micro Component Technology, Inc. (the “Company”), to the holders of the Company’s 10% Senior Subordinated Convertible Notes due December 24, 2006 (the “Notes”).  The Company is offering to reduce the current conversion price of the Notes for all holders to $0.29 per share.  On August 25, 2006, the closing sale price of the Company’s common stock was $ 0.37 per share and the final bid and asked prices were $ 0.35 and $ 0.39, respectively.  This offer must be accepted by 4:00 p.m., central time, on August 31, 2006, or it will lapse.  There is currently $3,429,919 in principal amount of the Notes outstanding.

B.            Current Financial Information

You previously received a letter, dated August 3, 2006, containing current public information concerning the Company.  Since that date, the Company has filed its Form 10-Q for the second quarter ended July 1, 2006.  The Form 10-Q is available from the SEC via EDGAR.  Please contact the Company if you would like a copy.  As of the end of the second quarter, the Company had: (a) cash of $1,425,000; (b) total current liabilities of $9,986,000 versus total current assets of $6,564,000; and (c) total liabilities of $14,039,000 versus total assets of $7,027,000.  For the first six months of 2006, the Company had a net loss of ($1,076,000), or $(.04) per share.  Therefore, although net sales have been improving, and management is optimistic that the Company’s financial condition will also improve, management currently expects that the Company will not have the funds necessary to pay the remaining principal balance of the Notes on December 24, 2006.

If the Company defaults on payment of the Notes, that would trigger a default under the Company’s secured debt with Laurus Funds, Ltd.  The amount of debt owed to Laurus at July 1, 2006 was $8,840,000, which exceeded the total book value of the Company’s assets on that date.  Therefore, if the Company were liquidated, there is a significant risk that holders of the Notes would receive nothing.

C.            Enhanced Conversion Offer

Because of the significant risk that the Company will be unable to pay the Notes at maturity, the Company’s management believes that by reducing the conversion price of the Notes to $0.29 per share, holders of the Notes, upon conversion, will be in a better position to recover their investments in the Notes, because of the likelihood that the Company will be unable to pay the Notes at maturity.

If holders of the Notes agree to convert at the reduced conversion price, there is no assurance that the market price of the Common Stock will remain higher than the reduced conversion price, especially if there is heavy selling by Noteholders.  Therefore, there is no assurance that Noteholders will be able to recover their investment in the Notes even if they agree to convert at the reduced conversion price.

Management hopes that all of the Noteholders will consider this offer carefully and elect to convert at the reduced conversion price.  This offer will remain open until 4:00 p.m., central time, on August 31, 2006, unless extended by the Company in its sole discretion.  If this offer is accepted by any of the noteholders, on September 1, 2006, the Company will direct its transfer agent, Wells Fargo, to issue the shares, together with shares in payment of accrued interest.  Wells Fargo will issue the shares as soon as administratively feasible after it receives directions.  The Company reserves the right, in its sole discretion, to extend the deadline and/or make other changes in the offer.

Shares acquired upon conversion can be sold pursuant to prospectus, or pursuant to Rule 144(k) if the holder is not an affiliate.  Shares issued in payment of interest can only be sold pursuant to prospectus.

D.            Procedure for Electing to Participate

Please send your Election to Convert to the address or fax number listed below so that it is received by 4:00 p.m., central time, on August 31, 2006.  Please also contact the undersigned Roger Gower, CEO, with questions about the offer, or the Company’s attorneys, Jim Diracles at (612-349-5642), or Charlie Berquist at (612-341-9726), with any questions about legal matters.

Please keep this letter confidential.  This letter contains forward-looking statements within the meaning of federal securities law.  Noteholders are cautioned not to place undue reliance on these forward-looking statements, which are based on the Company’s current predictions of future performance and are subject to a number of risks and uncertainties, including those described in the Company’s SEC filings.  Actual results could differ materially from these forward-looking statements.

Thank you for your consideration of this important matter.

Sincerely,

MICRO COMPONENT TECHNOLOGY, INC.

By:
Roger E. Gower, CEO

Send your Election to Convert prior to 4:00 p.m., central time, on August 31, 2006, to:

Michele Sprunck
Micro Component Technology
2340 West County Road C
St. Paul, Minnesota 55113
Fax # 651-697-4200
Phone # 651-697-4000

ELECTION TO CONVERT

The undersigned holder of 10% Senior Subordinated Convertible Notes issued by Micro Component Technology, Inc. (the “Company”), due December 24, 2006 (the “Notes”), hereby irrevocably elects to convert all Notes currently owned by the undersigned to Company Common Stock, at a conversion price of $0.29 per share, effective August 31, 2006.

Dated: August , 2006

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